Exhibit 5.1


               [LETTERHEAD OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP]





                                 March 10, 1998


Fort James Corporation
120 Tredegar Street
Richmond, Virginia  23219


                             Fort James Corporation


Gentlemen:

         We are acting as counsel to Fort James Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") you intend to file with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), up to 9,562,554 shares of common stock, par value $.10 per share of the Company (the "Common Stock"), including preferred share purchase rights of the Company, issuable upon conversion of all of the outstanding Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock (the "Series K Preferred Stock"), par value $10 per share, of the Company and upon the conversion of all of the outstanding Series L $14 Cumulative Convertible Exchangeable Preferred Stock, par value $10 per share, of the Company (the "Series L Preferred Stock") and the Series N $14 Cumulative Convertible Exchangeable Preferred Stock, par value $10 per share, of the Company (the "Series N Preferred Stock," and together with the Series K Preferred Stock and the Series L Preferred Stock, the "Preferred Stock"), the Series L Preferred Stock and Series N Preferred Stock being represented by the depositary shares (the "Depositary Shares") of the Company, with each Depositary Share representing ownership of 1/4 of a share of Series L Preferred Stock or 1/4 of a share of Series N Preferred Stock, and the conversion of the Series L Preferred Stock and the Series N Preferred Stock being described in the Registration Statement in terms of the conversion of the Depositary Shares, or under the standby arrangements described therein, and to the reoffering of any Common Stock issued pursuant to such conversion by Smith Barney Inc. (the "Purchaser") or otherwise pursuant to such standby arrangements.

         We have participated in the preparation of the Registration Statement and have examined the corporate records and documents, statements and certificates of officers of the Company and such other material as we have deemed necessary to the issuance of this opinion.

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         Based upon the foregoing, we are of the opinion that:

         (1) the shares of Common Stock to be issued upon conversion of the Preferred Stock, as contemplated in the Registration Statement, will be, when so issued, validly issued, fully paid and non-assessable; and

         (2) the shares of Common Stock to be issued by the Company and purchased by the Purchaser, as contemplated in the Registration Statement, will be, when and if so issued and sold against payment duly made therefor, validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement made in reference to our firm in the related Prospectus under the heading "Legal Matters" and in any supplemented versions of the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,

                              /s/ McGuire, Woods, Battle & Boothe LLP